Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

People’s United Financial, Inc.:

We consent to the use of our reports dated March 1, 2010, with respect to the consolidated statements of condition of People’s United Financial, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of People’s United Financial, Inc. incorporated by reference in the Registration Statement on Form S-3 and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ KPMG LLP
Stamford, Connecticut
February 11, 2011